Exhibit 99.1

AMERICAN MORTGAGE ACCEPTANCE COMPANY

ANNOUNCES MANAGEMENT CHANGE

New York, NY – February 23, 2006 – American Mortgage Acceptance Company (“AMAC” or the “Company”) (AMEX: AMC) today announced that John Garth, the Company’s Chief Operating Officer, will be stepping down from his position prior to the end of the first quarter. Mr. Garth will be leaving the Company to pursue other opportunities.

“John was a valued member of the AMAC team and we will be sorry to see him leave,” said Marc D. Schnitzer, President of AMAC. “Through AMAC’s affiliation with CharterMac, the parent company of its advisor, AMAC has the benefit of access to a very broad origination platform that will continue to originate loans on AMAC’s behalf. In addition, AMAC has a dedicated team of CharterMac employees that continue to operate the Company. While we are actively searching for a new head of loan originations for AMAC, we do not anticipate any disruption in the execution of AMAC’s business plan.”

About the Company

AMAC is a real estate investment trust that specializes in multifamily and commercial mortgage finance. AMAC originates and acquires mezzanine loans, bridge loans and government insured first mortgages secured by properties throughout the United States. For more information, please visit our website at www.americanmortgageco.com or contact the Corporate Communications Department directly at (800) 831-4826.

Certain statements in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC’s most recent Annual Report on Form 10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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